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                                                                   EXHIBIT 10.11
                            BASIC ORDERING AGREEMENT


THIS AGREEMENT ("Agreement") is hereby entered into between Alta Software, Inc., 11480 Sunset Hills Road, Suite 200E, Reston, VA 20190 ("Alta") and Sylvan Prometric, 7600 France Avenue South, Suite 100, Edina, MN 55435 (the "Customer") on the following terms and conditions:

1. General Undertaking. The parties are entering into this Agreement to establish a relationship whereby Customer may, from time to time, commission Alta to perform certain technical consulting, feasibility analysis, software design, prototyping, development, training, support or other professional or technical services agreed to by the parties. Alta's development approach contemplates that libraries of generic code may be drawn from Alta's object-oriented software framework whenever feasible and that generic portions of Custom Work Product developed for particular projects will be added to Alta's accumulated framework and reused by Alta on future, unrelated projects.

2. Task Orders. Work performed under this Agreement shall be described in a Task Order ("TO"), which in each instance shall be incorporated herein as an Addendum to this Agreement at the time it is signed by Nelson Carbonell and an authorized representative of the Customer. Execution of a TO shall be considered a commitment by Customer to commission and pay for the services described therein according to the hourly rates, terms and subject to the conditions of the TO and this Agreement. Alta's workers shall maintain contemporaneous daily time records of hours and tasks performed. Any total dollar amounts or time schedules referenced in a TO shall be considered reasonably accurate estimates, subject to revision.

3. Term. The term of this Agreement ("Term") shall be effective on the date last below written and, unless terminated earlier in accordance with Section 12 ("Default"), shall continue in full force and effect for a period of one (1) year and shall automatically be renewed for successive one
(1) year periods unless either party notifies the other within thirty (30) days prior to expiration of the then current Term that the Agreement shall not be renewed. Either party may suspend or terminate work under a particular TO at any time by giving written notice to the other party. Termination shall have no effect on Customers obligation to pay the applicable labor rate for services performed prior to the effective date of termination. Termination shall have no effect on the provisions of Section 5 ("Proprietary Rights..."), Section 6 ("Confidential Information"), Section 7 ("Nonsolicitation"), Section 9 ("Warranties...") or Section 10 ("Limitation...").

4. Invoices, Payment, Certain Costs & Taxes. All services are rendered on a Time & Materials basis and shall be invoiced monthly as work progresses. Invoices shall be submitted monthly and shall be paid within thirty (30) days from





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date of invoice.  Customer may not withhold or "setoff' any amounts due hereunder and Alta reserves the right to cease work without prejudice if amounts are not paid when due. Extension of trade credit is conditioned upon prompt payment. Any late payment shall be subject to any costs of collection (including reasonable legal fees) and shall bear interest at the rate of one
(1) percent per month or fraction thereof until paid. Unless otherwise stated in a TO, prices quoted do not include and Customer shall reimburse Alta for its pre-authorized cost of travel (air & cab fare, lodging, auto rental) and out-of-pocket costs for overnight courier, long- distance telephone and the like. Customer shall pay, indemnify and hold Alta harmless from all federal, state or local sales, use, value-added, gross receipts, personal property or similar tax, duty or other levy (other than taxes imposed on the net income or profits of Alta), and any interest or penalties imposed thereon, with respect to the services or deliverables contemplated herein; provided, however, customer shall not be required to pay penalties and interest on such taxes that are the legal responsibility of Alta to collect and report.

5.               Proprietary Rights to Software.

                 (a) Custom Work Product Defined. "Custom Work Product" means the resulting work product (including all functional and technical designs, software prototypes, programs, modules, code, algorithms, flowcharts, data diagrams, documentation and the like) created by Alta after the effective date of this Agreement on behalf of Customer and in furtherance of a specific TO. Custom Work Product does not include any of Alta's separately identified preexisting software frameworks, libraries or code incorporated or "embedded" into the Custom Work Product ("Embedded Software").

                 (b) Ownership of Custom Work Product. Upon final payment, Customer shall own all right, title and interest to all Custom Work Product. Alta expressly acknowledges and agrees that, conditioned on final payment all such Custom Work Product constitutes "work made for hire" under the Federal copyright laws (17 U.S.C. Sec. 101) owned exclusively by Customer and, alternatively, shall irrevocably assign all ownership or other rights it might have in Custom Work Product to Customer. Customer irrevocably grants Alta a royalty-free, perpetual, nonexclusive license in source code form to add Custom Work Product to Alta's "framework" and libraries of code and to modify, sublicense and reuse on unrelated projects any Custom Work Product of a generic or reusable nature. However, Alta shall be restricted from reusing or reselling Custom Work Product developed for Sylvan to any organization engaged in the creation or delivery of computerized examination programs.

                 (c) License to Embedded Software. Except as otherwise specifically set forth in a TO addressing the subject: (i) this Agreement conveys no ownership rights to Customer with respect to Embedded Software, and
(ii) Customer is granted a paid-up, perpetual, nonexclusive license to modify and use the Embedded





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Software as an integral part of, and in conjunction with, Customer's use of the
Custom Work Product in support of Customers internal business operations and for no other purpose. Customer may not transfer, assign or sublicense the Embedded Software or disclose source code for Embedded Software to any other person (other than Customer's own employees having a "need to know" under Section 6 below) without Alta's prior written consent. Customer shall restrict access to Embedded Software to its own employees. Alta reserves all rights not expressly granted.

6.               Confidential Information.

                 (a) Acknowledgment of Confidentiality. Each party hereby acknowledges that it may be exposed to confidential and proprietary information belonging to the other party or relating to its affairs including, without limitation, Custom Work Product, Embedded Software and other technical information (including functional and technical specifications, designs, drawings, analysis, research, processes, computer programs, methods, ideas, "know how" and the like), business information (sales and marketing research, materials, plans, accounting and financial information, personnel records and the like) and other information ("Confidential Information"). Confidential Information does not include (i) information already known or independently developed by the recipient for which written documentation exists demonstrating that the recipient knew and developed the confidential information prior to its disclosure by the disclosing party; (ii) information in the public domain through no wrongful act of the recipient, or (iii) information received by the recipient from a third party who was free to disclose it. For these purposes, Custom Work Product shall be considered the Confidential Information of each party.

                 (b) Covenant Not to Disclose. With respect to the other party's Confidential Information, the recipient hereby agrees that during the Term and at all times thereafter it shall not use, commercialize or disclose such Confidential Information to any person or entity, except to its own employees having a "need to know" (and who are themselves bound by similar nondisclosure restrictions), and to such other recipients as the other party may approve in writing; provided, that all such recipients shall have first executed a confidentiality agreement in a form acceptable to the owner of such information. Neither party nor any recipient may alter or remove from any Confidential Information owned or provided by the other party any proprietary, copyright trademark or trade secret legend. Each party shall use at least the same degree of care in safeguarding the other party's Confidential Information as it uses in safeguarding its own confidential information, but in no event shall a party use less than the care a reasonable person would use to protect his or her confidential information. The foregoing restrictions specifically prohibit Customer from providing third party consultants or software developers access to Alta's Embedded Software unless stated otherwise in the TO.





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7.               Nonsolicitation.  During the Term and for a period of two (2)
years thereafter, each party agrees not to hire, solicit, nor attempt to solicit the services or business of any teaming partner or employee of the other party without the prior written consent of such other party. Violation of this provision shall entitle the aggrieved party to assert liquidated damages against the offending party equal to one hundred fifty (150) percent of the affected person's annual compensation together with enforcement costs (including reasonable legal fees).

8. Injunctive Relief. The parties acknowledge that violation by one party of the provisions of Section 5 ("Proprietary Rights to Software"),
Section 6 ("Confidential Information") or Section 7 ("Nonsolicitation") would cause irreparable harm to the other party not adequately compensable by monetary damages. In addition to other relief, it is agreed that temporary and permanent injunctive relief shall be available, without necessity of posting bond, to prevent any actual or threatened violation of such provisions.

9. Warranty, Disclaimer. Alta represents and wan-ants that it will use its best efforts: (a) to perform services in a competent and workmanlike manner, and (b) to ensure Custom Work Product performs substantially according to applicable specifications included in the relevant TO. Alta does not warrant that the services, Custom Work Product or any Embedded Software or other deliverable provided hereunder will be entirely free from error or defect. Nothing herein shall preclude Alta from being compensated at its normal rates for revising or debugging deliverables, which is a normal part of the design and development process. EXCEPT AS SPECIFICALLY PROVIDED IN THIS SECTION ("WARRANTIES"), ALTA DISCLAIMS WITH RESPECT TO ALL SERVICES, CUSTOM WORK PRODUCT, EMBEDDED SOFTWARE OR OTHER DELIVERABLES, ALL EXPRESS AND IMPLIED WARRANTIES, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. ANY CHANGES BY CUSTOMER TO SOURCE CODE FOR A DELIVERABLE SHALL RELEASE ALTA'S WARRANTIES FOR MATERIALLY AFFECTED CODE.

10. Limitation of Remedies & Liabilities. The parties acknowledge the following provisions have been negotiated and reflect a fair allocation of risk:

                 (a) Remedies. Except for certain injunctive relief authorized under Section 8 hereof ("Injunctive Relief"), Customer's sole and exclusive remedies for Alta's default hereunder shall be (i) to obtain the repair, replacement or correction of the defective services or deliverable to the extent wan-anted under Section 9 ("Warranties") or, if Alta reasonably determines that such remedy is not economically or technically feasible, (ii) to obtain an equitable partial or full refund of amounts paid with respect to the defective services or deliverable under the TO at issue.





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                 (b)      Liabilities.  ALTA SHALL NOT BE LIABLE FOR ANY AMOUNT
EXCEEDING THE TOTAL PORTION OF THE CONTRACT PRICE ACTUALLY PAID BY CUSTOMER UNDER THE TO AT ISSUE. EXCEPT FOR EITHER PARTY'S INFRINGEMENT OF THE OTHER PARTY'S INTELLECTUAL PROPERTY RIGHTS, NEITHER PARTY SHALL BE LIABLE, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, FOR ANY INDIRECT,
INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOST SAVINGS, PROFITS OR
BUSINESS INTERRUPTION EVEN IF NOTIFIED IN ADVANCE OF SUCH POSSIBILITY) ARISING OUT OF OR PERTAINING TO THE SUBJECT MATTER OF THIS AGREEMENT.

11. Notices. Notices sent to either party shall be effective when delivered in person or transmitted by telecopier ("fax") machine, one (1) day after being sent by overnight copier, or two (2) days after being sent by first class mail postage prepaid to the other party's principal place of business. A facsimile of this Agreement and notices generated in good form by a fax machine (as well as a photocopy thereof) shall be treated as "original" documents admissible into evidence unless a documents authenticity is genuinely placed in question.

12. Default. Either party may be declared in default of this Agreement if it breaches any material provision hereof and fails within ten
(10) days after receipt of notice of default to correct such default or to commence corrective action reasonably acceptable to the other party and proceed with due diligence to completion. Either party shall be in default hereof if it becomes insolvent, makes an assignment for the benefit of its creditors, a receiver is appointed or a petition in Bankruptcy is filed with respect to it and is not dismissed within thirty (30) days.

13. Disputes, Choice of Law. Except for certain emergency judicial relief authorized under Section 8 ("Injunctive Relief") which may be brought at any time, the parties agree that all disputes between them shall first be subject to the procedures in Section 12 ("Default") and then shall be submitted for informal resolution to their respective chief information officers. If the parties are still unable to reconcile their differences, the dispute may then be taken to court by either party. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF VIRGINIA WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

14. Independent Contractor Status. Each party and its people are independent contractors in relation to the other party with respect to all matters arising under this Agreement. Nothing herein shall be deemed to establish a partnership, joint venture, association or employment relationship between the parties.

15. Compliance with Export Regulations. Customer has or shall obtain in a timely manner all necessary or appropriate licenses, permits or other





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governmental authorizations or approvals; shall indemnify and hold Alta harmless from, and bear all expense of, complying with all foreign or domestic laws, regulations or requirements pertaining to the importation, exportation, or use of the technology to be developed or provided herein. Customer shall take no action, nor omit to take any required action, which would cause either party to violate the Foreign Corrupt Practices Act of 1977 or the U.S. Export Administration Regulations. The provisions of this section and assurances made herein shall survive termination of this Agreement.

16. Miscellaneous. This document and any TO from time to time executed in accordance with Section I ("General Undertaking") constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all other communications, whether written or oral. This Agreement may be modified or amended only by a writing signed on behalf of Alta by Nelson Carbonell and by an authorized representative of Customer. Except as specifically permitted herein, neither this Agreement nor any rights or obligations hereunder may be transferred or assigned without the other party's prior written consent and any attempt to the contrary shall be void, except Alta may subcontract portions of the work under a TO. Neither party shall be liable for delays caused by events beyond its reasonable control. Any provision hereof found by a tribunal of competent jurisdiction to be illegal or unenforceable shall be automatically conformed to the minimum requirements of law and all other provisions shall remain in full force and effect. Waiver of any provision hereof in one instance shall not preclude enforcement thereof on future occasions. Headings are for reference purposes only and have no substantive effect.

IN WITNESS WHEREOF, for adequate consideration and intending to be legally bound, the parties hereto have caused this Agreement to be executed by their duly authorized representatives.

Alta Software, Inc.

By: /s/ NELSON CARBONELL
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       Nelson Carbonell, President



Sylvan Prometric:

By:  /s/ BRUCE DAVIS
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Name/Title: Bruce Davis, Vice President
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Date:  9/9/98
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ALTA_BOA





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